Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2026 relating to the financial statements of Odysight.ai Inc., appearing in the Annual Report on Form 10-K of Odysight.ai Inc. for the year ended December 31, 2025.

/s/ Brightman Almagor Zohar & Co.
Certified Public Accountants
A Firm in the Deloitte Global Network

Tel Aviv, Israel

13th day of May, 2026